UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                             -----------------------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                             -----------------------

                                November 21, 2002
                Date of Report (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                      0-9881                54-1162807
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(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)


P.O. Box 459
Edinburg, VA                                                       22824
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(Address of principal executive office)                         (Zip code)


       Registrant's telephone number, including area code: (540) 984-4141
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Item 5. Other Events

On November 21, 2002, Shenandoah Telecommunications Company (the "Company") signed an agreement with Verizon Wireless to sell to Verizon Wireless, for $37 million, the Company's 66% general partner interest in the Virginia 10 RSA Limited Partnership ("VA 10"), currently held by the Company's subsidiary, Shenandoah Mobile Company ("SMC"). VA 10, which is managed by SMC and does business under the name of Shenandoah Cellular, operates an analog cellular network covering a population of approximately 198,000 people in Frederick, Shenandoah, Page, Warren, Clarke, and Rappahannock counties of Virginia. Verizon Wireless is currently a 1% limited partner in the partnership. Closing of the sale is subject to approval from the Federal Communications Commission, third party consents, and satisfaction of customary closing conditions, and is expected to be completed in the first half of 2003.

Of the $37 million purchase price, $5 million will be held in escrow for two years after the closing. The Company anticipates using available proceeds from the sale to reduce outstanding indebtedness and for general corporate purposes.

VA 10 currently employs a staff of ten people. The Company intends to offer these employees transfers to other positions within the Company upon closing of the sale. The Company does not anticipate any restructuring charges associated with the transfer of employees. At the option of Verizon Wireless, SMC will provide services to assist in transitioning the VA 10 operation to Verizon Wireless. VA 10 services will cease to be offered from the Company's retail locations at the time of closing.

In the past several years, VA 10 has benefited from significant growth in roaming revenues from usage of its network. Roaming revenue of VA 10 was $13.3 million for the nine-month period ended September 30, 2002, an increase of $1.7 million over the same period in 2001. Roaming revenue of VA 10 was $16.1 million for the year ended December 31, 2001; and $11.7 million for the year ended December 31, 2000.

For the nine-month period ended September 30, 2002, the Company's interest in VA 10 contributed $15.7 million or 19% of the Company's consolidated revenues and $5.2 million or 230% of the Company's consolidated net income. This compares to $14.6 million or 23% of the Company's consolidated revenues and $4.5 million or 98% of the Company's consolidated net income in the same period in 2001. For the year ended December 31, 2001, the Company's interest in VA 10 contributed $20.0 million or 23% of the Company's consolidated revenues and $6.2 million or 38% of the Company's consolidated net income. For the year ended December 31, 2000, the Company's interest in VA 10 contributed $16.1 million or 27% of the Company's consolidated revenues and $4.3 million or 44% of the Company's consolidated net income. These consolidated results include gains and losses on external investments unaffiliated with the Company's operations.

The growth in roaming revenues for VA 10's analog cellular operation has occurred during a period when general roaming rates were declining, but overall wireless use increased. Part of this increased usage was attributable to new wireless providers offering roaming on analog networks, such as VA 10's, to supplement coverage provided by their own newly constructed
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networks. As these new wireless providers continue to expand the coverage of their own networks, the Company believes their reliance on networks such as VA 10's network, will likely be reduced. Accordingly, the Company expects past levels of roaming revenue to be unsustainable, and expects VA 10's roaming usage and revenues to decline. Competitive digital wireless services also have had a negative impact on VA 10's customer base, which has decreased to 7,352 as of September 30, 2002, from 9,440 at year end 2001, and 10,836 at year end 2000.

The Company retains a significant commitment to its wireless business. The Company's wholly-owned subsidiary, Shenandoah Personal Communications Company, is a PCS affiliate of Sprint (NYSE:FON, PCS), and provides digital PCS service to a 2.1 million population area in a four-state region, including the VA 10 market. The sale of the interest in VA 10 will allow Shenandoah to focus its wireless efforts on its digital PCS services. The expansion of the Company's PCS network has had a negative impact on net income due to the high level of capital investment and fixed operating costs associated with a network build-out. With the initial contractual build-out obligations completed, and over 230 base stations in service, capital spending in the PCS operation is expected to decline.

In addition to its PCS business, the Company continues to own a portfolio of 80 communications towers of 100 feet or more in height. These towers are used by the Company's PCS network, and leased to other wireless providers. As a part of the sale transaction between the Company and Verizon Wireless, the Company will lease tower space to VA 10 at an aggregate base rental rate of $30,000 per month.

The foregoing discussion contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Please see the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for a discussion of risks that could cause the Company's actual results to be materially different from those reflected in such forward-looking statements.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Shenandoah Telecommunications Company

DATE: November 21, 2002             /s/ Laurence F. Paxton
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                                    Laurence F. Paxton
                                    Vice President -Finance